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                                                                   EXHIBIT 11(i)

                           EAGLE USA AIRFREIGHT, INC.
                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                                                  SIX MONTHS ENDED
                                                                                                      MARCH 31,
                                                                                                 1997          1996
                                                                                              ----------   -----------
Net income (1)................................................................................$    7,462   $     4,649

Shares used in computing pro forma net income per share (2):
     Weighted average number of shares outstanding............................................    17,621        14,940
     Incremental shares attributed to outstanding options (3).................................       933         1,618
     Shares sold to James R. Crane for acquisition of subsidiaries............................                     446
     Shares for distributions paid from net proceeds of the initial public
     offering (4).............................................................................                     508
                                                                                              ----------   -----------
Total shares..................................................................................    18,554        17,512
Net income per share .........................................................................$     0.40   $      0.27
                                                                                              ==========   ===========

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(1) Net income for the six months ended March 31, 1996 includes a pro forma charge of $945,000 which represents the estimated federal income taxes that would have been reported had Eagle USA been a C Corporation prior to December 4, 1995.

(2) On July 8, 1996, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable August 1, 1996 to shareholders of record on July 24, 1996. All references in the financial statements to number of shares outstanding and related prices, per share amounts and stock option plan data have been retroactively restated to reflect the split.

(3) For the six months ended March 31, 1997, calculated assuming exercise of options for 2,261,878 shares of common stock at prices ranging from $1.25 to $30.63 per share and assumed repurchase of shares at the average market price of $27.47 computed as of the beginning of the period. For the six months ended March 31, 1996, calculated assuming exercise of options for 2,129,962 shares of common stock at prices ranging from $1.25 to $12.38 per share and assumed repurchase of shares at the average market price of $13.14 computed as of the beginning of the period. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, common equivalent shares issued during the 12-month period prior to an initial public offering at prices substantially below the public offering price are presumed to have been issued in contemplation of the initial public offering and have been included in the calculation as if they were outstanding since the beginning of the period presented (using the treasury stock method and the initial public offering price).

(4) Calculated for 1996 by dividing the sum of the Special Distribution Notes ($10,910,000) paid from the net proceeds of the initial public offering into the assumed net proceeds per share from the initial public offering of $15.03 (pre-split) and weighted based upon the days the notes were outstanding during the first quarter of fiscal 1996.







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